EXHIBIT 99.1

Infusion Brands Strengthens Its Executive Management Team

Seasoned Industry Veteran Mark Ethier Appointed President, Chief Operating Officer and Board Member; Lee Zoppa Named Vice President of Direct Response Marketing

CLEARWATER, FL -- (Marketwired – July 8, 2014) – Infusion Brands, Inc., a leading consumer product brand marketing company, operating under the public company As Seen On TV, Inc. (OTCQB: ASTV), today announced two key appointments to its executive management team. Mark Ethier will oversee operations as the company’s new President and Chief Operating Officer as well as participate as a Member of the Board of Directors. Lee Zoppa will oversee all the company's direct response marketing initiatives as its new Vice President of Direct Response Marketing.

Mark Ethier was the Chief Executive Officer of Cornerstone Brands Inc. ($1B sales), a sub-brand of HSN, Inc., from October 2009 to April 2013. Mr. Ethier served as the Chief Operations Officer and Executive Vice President of HSN, Inc. ($4B sales) from 2004 to 2009; previously, he was Executive Vice President of Operations from 2001 to 2004. Prior to HSN, Mr. Ethier served as a Senior Vice President of Global Operations at The Walt Disney Company Disney Stores retail business unit from 1997 to 2001. Mr. Ethier holds a Bachelor of Science in Computer Science from the University of Georgia.

Lee Zoppa was most recently Chief Marketing Officer at MyLooks, Inc., a cosmetic surgery start up. Previously, Ms. Zoppa was Vice President of Marketing and Advertising at Hair Club for Men and Women from 2008 to 2013, where she was responsible for a $30 million annual budget. From 2005 to 2007, Ms. Zoppa was Vice President of Direct Response and Director of Marketing for CleanBrands LLC, Sylmark Corporation, and also eHarmony. Ms. Zoppa held the role of Vice President of Marketing for Guthy-Renker Corporation’s New Beauty division from 2002 to 2005. Ms. Zoppa holds a Bachelor of Science in Journalism from Northwestern University, Evanston, IL and a Master's degree from the American Graduate School of International Management, Glendale, AZ.

These two new key hires will provide Infusion Brands with the leadership needed to launch several new infomercials currently in production and slated to begin airing in the fall.

As former CEO of Cornerstone Brands, Inc., and COO and Executive VP of HSN, Inc., Mark Ethier brings a wealth of knowledge and expertise to Infusion Brands. “Mark’s executive leadership experience managing multi-billion dollar corporations in the live television shopping arena, as well as retail consumer products, will be instrumental in helping Infusion Brands execute according to plan in a scalable, measurable and sustainable way,” said Bob DeCecco, Chairman and CEO of As Seen On TV and Infusion Brands.

Mr. DeCecco added, "Lee’s experience successfully managing and executing direct response marketing campaigns for some of the highest profile brands and companies will provide the necessary leadership to drive our business and financial plans for the coming years.”

About Infusion Brands, Inc.

Infusion Brands, Inc., operating under the public company As Seen On TV, Inc. (OTCQB: ASTV), is a leading consumer products company that leverages all retail channels of distribution to satisfy unmet market demands and solve everyday problems. Infusion Brands competes in three key product categories – hardware, home goods, and health and wellness – with a powerful portfolio of revenue-generating brands including Ronco, Dual Tools, DOC Cleaning, and well-known digital brands AsSeenOnTV.com and eDiets.com. With physical offices in North America, Europe and Asia, Infusion Brands has worldwide reach and capability. Its products are sold globally through a variety of national retailers, online retailers, catalogs, infomercials, and live shopping channels. For more information, visit www.infusionbrands.com or follow Infusion Brands online at Facebook.com/InfusionBrands and @InfusionBrands on Twitter.

Forward Looking Statements

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that, whether or not expressly stated, certain statements made in this news release that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's annual report on Form 10-K for the fiscal year ended March 31, 2014, which are available at www.sec.gov. We caution readers that certain important factors may have affected and could in the future affect the Company's actual results and could cause the Company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company.

Contact:

Contact Information:

As Seen On TV, Inc.

Ashley Bowden

Corporate Communications Director

abowden@astvinc.com

727-451-9519